Exhibit 3.117

CERTIFICATE OF LIMITED PARTNERSHIP

OF

[   NAME OF LIMITED PARTNERSHIP    ]

Pursuant to the Articles of Conversion, filed simultaneously herewith, whereby [   Name   ], a Maryland statutory trust, is converting to a Maryland limited partnership to be known as [   NAME OF LIMITED PARTNERSHIP    ], the undersigned being duly authorized to execute and file this Certificate of Limited Partnership for record with the Maryland State Department of Assessments and Taxation, hereby certifies that the following is adopted as the Certificate of Limited Partnership of [   NAME OF LIMITED PARTNERSHIP    ].

ARTICLE I

The name of the Maryland limited partnership (hereinafter referred to as the “Company”) is [   NAME OF LIMITED PARTNERSHIP    ].

ARTICLE II

The purpose for which the Company is formed is to engage in any lawful business permitted by the Maryland Limited Partnership Act, as amended from time to time.

ARTICLE III

The address of the principal office of the Company and the undersigned general partner in the State of Maryland is 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030.

ARTICLE IV

The name of the sole general partner is [GENERAL PARTNER]. The address of the general partner is 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030.

ARTICLE V

The limited partnership shall have perpetual existence.

ARTICLE VI

The name and address of the initial registered agent of the Company in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this _____ day of ________________, 2015.

By: [GENERAL PARTNER], a [_______], as general partner

By:
Robert O. Stephenson
Chief Financial Officer and Treasurer

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